Celsius Holdings Reports Third Quarter 2025 Financial Results

Quarterly revenue of $725.1 million and US energy category market share of 20.8%1 reflect portfolio power and growing consumer demand for premium functional beverages

Celsius Holdings’ retail sales increased 31%2 year over year, driven by Alani Nu®’s 114% surge in sales and double-digit growth for the CELSIUS® brand

Strategic energy leadership role and broadened distribution partnership within PepsiCo, portfolio expansion, and strengthened leadership team position Celsius Holdings for next phase of growth

BOCA RATON, Fla., Nov. 6, 2025 — Celsius Holdings, Inc. (Nasdaq: CELH) (“Celsius Holdings” or “the company”) today reported third quarter 2025 financial results.

Summary of Third Quarter 2025 Financial Results

Summary Financials	3Q 2025	3Q 2024	Change	YTD 2025	YTD 2024	Change
(Millions except for percentages and EPS)
Revenue	$725.1	$265.7	173%	$1,793.6	$1,023.4	75%
N. America	$702.0	$247.1	184%	$1,723.0	$969.0	78%
International	$23.1	$18.6	24%	$70.6	$54.4	30%
Gross Margin	51.3%	46.0%	+530 BPS	51.6%	50.2%	+140 BPS
Net Income	$(61.0)	$6.4	(1053)%	$83.3	$164.0	(49)%
Net Income att. to Common Shareholders	$(70.7)	$(0.6)	(11683)%	$54.7	$131.0	(58)%
Diluted EPS	$(0.27)	$0.00		$0.22	$0.55	(60)%
Adjusted Diluted EPS*	$0.42	$0.00		$1.10	$0.55	100%
Adjusted EBITDA*	$205.6	$4.4	4573%	$485.6	$192.8	152%
*The company reports financial results in accordance with generally accepted accounting principles in the United States (“GAAP”), but management believes that disclosure of Adjusted EBITDA and Adjusted Diluted EPS, which are non-GAAP financial measures that management uses to assess our performance, may provide users with additional insights into operating performance. Please see “Use of Non-GAAP Measures” and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures, both of which can be found below.

John Fieldly, Chairman and CEO of Celsius Holdings, said: “The third quarter marked another important step in Celsius Holdings’ transformation in a year full of growth catalysts. We strengthened our long-term partnership with PepsiCo and united CELSIUS, Alani Nu, and Rockstar Energy under one total energy portfolio. Combined, our brands grew nearly twice as fast as the U.S. energy drink category, driven by Alani Nu’s incredible momentum and improving trends for our core CELSIUS brand. Limited-time offerings across the portfolio also performed exceptionally well - support for our belief that innovation and consumer engagement continue to power our growth. With a broader portfolio, a deeper leadership bench, and the reach of PepsiCo’s system, we’re operating from a position of strength and staying focused on building sustainable growth for the long term.”
FINANCIAL AND MARKET HIGHLIGHTS FOR THE THIRD QUARTER OF 2025
For the three months ended Sept. 30, 2025, revenue totaled approximately $725.1 million, compared to $265.7 million for the prior-year period, representing 173% growth. The increase was attributable to 1) the acquisition of Alani Nu on April 1, 2025, as well as Rockstar Energy on Aug. 28, 2025; 2) lapping of an inventory optimization by our largest distributor which negatively impacted third quarter 2024 revenue; and 3) growth of the CELSIUS brand. Alani Nu achieved record sales of $332.0 million in the third quarter 2025 driven by strong limited-time-
1 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy
2 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy (CELSIUS, Alani Nu, Rockstar Energy combined)

offer innovation performance and organic growth across the brand’s core flavors. CELSIUS brand revenue grew 44% in the third quarter compared to the same period last year.

The CELSIUS brand’s third quarter 2025 U.S. scanner growth rate was 13%, driven by favorable product mix and increases in total distribution points. A number of factors can cause the scanner data to vary from reported results such as promotions and incentives and the success of such programs, timing of acquisitions, and timing of customer orders which can vary from time to time based on various inventory builds for promotions, cash management programs, limited time offering programs, as well as a number of other factors. The difference between the 44% revenue growth rate of the CELSIUS brand versus the U.S. scanner growth rate of 13% was primarily driven by year-over-year net inventory movements across the company’s customer base including a net benefit relative to the inventory optimization program with our largest distributor in the prior year quarter as well as increased promotional activity and our international expansion.

International revenue totaled $23.1 million for the third quarter of 2025, representing a 24% increase compared to the same period in 2024, driven by growth in the Nordics and continued momentum in our expansion markets including the UK, Ireland, France, Australia, New Zealand and Benelux.

For the three months ended Sept. 30, 2025, gross profit increased by $250.1 million to $372.3 million from $122.2 million for the prior-year period. Gross profit margin was 51.3% for the three months ended Sept. 30, 2025, compared to 46.0% for the same period in 2024. Gross margin improvements were driven by lower net portfolio promotional spend, pack mix, favorable channel mix, and scale benefits on raw materials from higher volume, partially offset by tariffs and the impact of Alani Nu and Rockstar Energy’s margin profiles.

Selling, general and administrative expenses for the three months ended Sept. 30, 2025, increased $80.1 million, or 64%, to $205.6 million from $125.4 million for the year-ago period, representing 28.4% of revenue, primarily due to investments in our national “Live Fit Go” marketing initiative, and adjusted selling, general and administrative expenses represented 26.2% of revenue in the third quarter of 2025 excluding acquisition-related costs.3 During the quarter, the company recorded $246.7 million in distributor termination costs related to transferring a significant portion of Alani Nu’s distribution to the PepsiCo system in the U.S. and Canada, as well as acquisition and transition costs.

Diluted earnings per share for the third quarter of 2025 was $(0.27) compared to $0.00 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the third quarter of 2025 was $0.42 compared to $0.00 for the prior-year period.

Alani Nu Distribution Agreement
PepsiCo has agreed to fund the termination fees associated with moving a significant portion of Alani Nu into the PepsiCo distribution system resulting in a net neutral cash position for the company.  While the company’s cash position will not be affected by the termination process, generally accepted accounting principles require the company to record the estimated termination expenses in the income statement, while the payments received from PepsiCo to fund such terminations are required to be recorded on the balance sheet and amortized over the life of the distribution agreement resulting in a timing difference on the income statement.

Retail Performance
Retail sales of the Celsius Holdings portfolio (CELSIUS, Alani Nu and Rockstar Energy) in U.S. tracked channels (MULO+ w/C) increased 31% for the 13-week period ended Sept. 28, 2025, and 7% sequentially.4 Celsius Holdings held a 20.8% dollar share in the U.S. RTD energy category for the period, a 2.1 point year-over-year increase and 1.2 point sequential increase.

CELSIUS brand retail sales increased 13% year over year for the 13-week period ended Sept. 28, 2025, and 4% sequentially5. The CELSIUS brand held an 11.2% dollar share in the U.S. RTD energy category for the period, or 0.5 points less than the year-ago period. Sequential dollar share increased 0.3 points6.

Alani Nu brand retail sales increased 114% year over year for the 13-week period ended Sept. 28, 2025, and 15% sequentially,7 continuing its category outperformance driven by strong innovation, distribution and adoption by new consumers. The Alani Nu brand held a 7.2% dollar share in the U.S. RTD energy category for the
3 Please see “Use of Non-GAAP Measures”.
4 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy
5 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy
6 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy
7 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy

period, a 3.3 point year-over-year increase and 0.9 point sequential increase8. Celsius Holdings acquired the Alani Nu brand on April 1, 2025.

Rockstar Energy brand retail sales decreased 9% year over year for the 13-week period ended Sept. 28, 2025, and 1% sequentially9. The Rockstar Energy brand held a 2.4% dollar share in the U.S. RTD energy category for the period, a 0.7 point decrease from the year-ago period. Celsius Holdings acquired the Rockstar Energy brand on Aug. 28, 2025.

New Leadership Appointments
Celsius Holdings has recently appointed Rishi Daing to the role of Chief Marketing Officer, Garrett Quigley to the role of President - Celsius International, and Ghire Shivprasad to the role of Chief Human Resources Officer. These appointments reflect the company’s continued focus on operational excellence and delivering sustainable, long-term growth.
2025 YEAR-TO-DATE FINANCIAL HIGHLIGHTS
For the nine months ended Sept. 30, 2025, revenue totaled approximately $1,793.6 million, compared to $1,023.4 million for the prior-year period, representing growth of 75.3%. The increase was primarily driven by $633.2 million of revenue from the Alani Nu brand in the second and third quarters of 2025.

International revenue totaled $70.6 million for the first nine months of 2025, representing a 30% increase compared to same period in 2024, driven by sustained growth in the Nordics and continued momentum in expansion markets, including the UK, Ireland, France, Australia, New Zealand and Benelux.

For the nine months ended Sept. 30, 2025, gross profit increased by $412.0 million to $925.5 million from $513.5 million for the nine months ended Sept. 30, 2024. Gross profit margin was 51.6% for the nine months ended Sept. 30, 2025, a 140-basis-point increase from 50.2% for the same period in 2024, driven by lower net portfolio promotional spend, favorable channel, price and pack mix which were partially offset by the impact of Alani Nu and Rockstar Energy’s margin profiles as well as purchase accounting which required the company to “step-up” the value of the opening balance sheet inventory of each acquisition.

Selling, general and administrative expenses for the nine months ended Sept. 30, 2025, increased $224.5 million, or 66%, to $563.8 million from $339.3 million for the prior-year period, representing 31.4% of revenue, primarily due to acquisition costs. Adjusted selling, general and administrative expenses represented 28.4% of revenue for the nine months ended Sept. 30, 2025, excluding acquisition-related costs10.

Diluted earnings per share for the first nine months of 2025 was $0.22 compared to $0.55 for the prior-year period. Non-GAAP adjusted diluted earnings per share for the first nine months of 2025 was $1.10 compared to $0.55 for the prior-year period.

As we transition a large portion of the Alani Nu business into our largest distributor, inventory movements will affect reported results, as the company primarily recognizes revenue upon delivery to its distributor partners and retailers. During this process, former distributors will wind down their inventory and return any remaining products while the new distributor will build Alani Nu inventory in advance of assuming distribution and will likely optimize its warehousing and distribution centers, which may affect sales and inventory levels amongst all of our brands.

Third Quarter 2025 Earnings Webcast
Management will host a webcast today, Thursday, Nov. 6, 2025, at 8:00 a.m. ET to discuss the company’s third quarter 2025 financial results with the investment community. Investors are invited to join the webcast accessible from https://ir.celsiusholdingsinc.com. Downloadable files, an audio replay and transcript will be made available on the Celsius Holdings investor relations website.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (Nasdaq: CELH) is a functional beverage company and the owner of energy drink brand CELSIUS®, hydration brand CELSIUS HYDRATIONTM, health and wellness brand Alani Nu® and Rockstar Energy®. Born in fitness and pioneering the rapidly growing, better-for-you, functional beverage category, the
8 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy
9 Circana Total US MULO+ w/C L13W ended 9/28/25, RTD Energy
10 Please see “Use of Non-GAAP Measures”.

company creates and markets leading functional beverage products. For more information, please visit www.celsiusholdingsinc.com.

Contact
Paul Wiseman
Investors: investorrelations@celsius.com
Press: press@celsius.com

Forward-Looking Statements
This press release contains statements by Celsius Holdings, Inc. (“Celsius Holdings”, “we”, “us”, “our” or the “Company”) that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our prospects, plans, business strategy and expected financial and operational results. You can identify these statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would”, ”could”, ”project”, ”plan”, “potential”, ”designed”, “seek”, “target”, variations of these terms, the negatives of such terms and similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. You should not rely on forward-looking statements because our actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: changes to our commercial agreements with PepsiCo, Inc.; management’s plans and objectives for international expansion and global operations; general economic and business conditions; our business strategy for expanding our presence in our industry; our expectations of revenue; operating costs and profitability; our expectations regarding our strategy and investments; our ability to successfully integrate business that we may acquire, including Alani Nutrition LLC (“Alani Nu”) and Rockstar Energy; our ability to achieve the benefits that we expect to realize as a result of our acquisitions, including Alani Nu and Rockstar Energy; the potential negative impact on our financial condition and results of operations if we fail to achieve the benefits that we expect to realize as a result of our business acquisitions, including Alani Nu and Rockstar Energy; liabilities of the businesses that we acquire that are not known to us; our expectations regarding our business, including market opportunity, consumer demand and our competitive advantage; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; the Company’s ability to comply with the rules and regulations of the Securities and Exchange Commission (the “SEC”); and those other risks and uncertainties discussed in the reports we have filed with the SEC, such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date the statements were made. We do not undertake any obligation to update forward-looking information, except to the extent required by applicable law.

CELSIUS HOLDINGS, INC. - FINANCIAL TABLES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$805,955	$890,190
Restricted cash	126,508	—
Accounts receivable-net[1]	513,682	270,342
Inventories-net	282,514	131,165
Prepaid expenses and other current assets [2]	163,395	18,759
Deferred other costs-current[3]	49,520	14,124
Total current assets	1,941,574	1,324,580

Property, plant and equipment-net	80,925	55,602
Deferred tax assets	110,410	38,699
Other long-term assets	35,809	29,990
Deferred other costs-non-current[3]	784,214	234,215
Brands-net	1,280,353	907
Customer relationships-net	117,466	11,306
Goodwill	914,957	71,582
Total Assets	$5,265,708	$1,766,881

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable[4]	$97,794	$41,287
Accrued expenses[5]	311,768	148,780
Income taxes payable	49,590	10,834
Accrued distributor termination fees	252,953
Accrued promotional allowance[6]	234,068	135,948
Contingent consideration	25,000
Deferred revenue - current[7]	25,557	9,513
Other current liabilities	32,258	19,173
Total current liabilities	1,028,988	365,535

Long-term debt	861,472	—
Deferred revenue-non-current[8]	387,432	157,714
Other long term liabilities	24,431	19,215
Total Liabilities	2,302,323	542,464

Commitment and contingencies

Mezzanine Equity:
Series A convertible preferred stock, $0.001 par value and 1,467 shares issued and outstanding	852,355	824,488
Series B convertible preferred stock, $.001 par value, 390 and 0 shares issued and outstanding as of September 30, 2025 and December 31, 2024	907,920	—
Stockholders’ Equity:
Common stock, $0.001 par value; 400,000 shares authorized, 257,784 and 235,014 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively [3]	101	79
Additional paid-in capital	1,035,021	297,579
Accumulated other comprehensive income (loss)	2,508	(3,250)
Retained earnings	165,480	105,521
Total Stockholders’ Equity	1,203,110	399,929
Total Liabilities, Mezzanine Equity and Stockholders’ Equity	$5,265,708	$1,766,881

[1] Includes $192.3 million and $168.2 million from a related party as of September 30, 2025 and December 31, 2024, respectively.
[2] Includes $126.6 million from a related part as of September 30, 2025 and no related party balance as of December 31, 2024.
[3] Amounts in this line item are associated with a related party for all periods presented.
[4] Includes $2.3 million and $1.7 million due to a related party as of September 30, 2025 and December 31, 2024, respectively.
[5] Includes $0.3 million and $0.2 million due to a related party as of September 30, 2025 and December 31, 2024, respectively.
[6] Includes $95.3 million and $75.1 million due to a related party as of September 30, 2025 and December 31, 2024, respectively.

[7] Includes $24.5 million and $9.5 million due to a related party as of September 30, 2025 and December 31, 2024, respectively.
[8] Includes $387.4 million and $157.7 million due to a related party as of September 30, 2025 and December 31, 2024, respectively.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue[1]	$725,106	$265,748	$1,793,641	$1,023,433
Cost of revenue[2]	352,827	143,519	868,138	509,899
Gross profit	372,279	122,229	925,503	513,534
Selling, general and administrative expenses[3]	205,571	125,443	563,799	339,310
Distributor Termination	246,707	—	246,707	—
(Loss) Income from operations	(79,999)	(3,214)	114,997	174,224

Other (expense) income:
Interest income	4,847	11,112	16,731	31,399
Interest expense	(18,243)	—	(36,323)	—
Other, net[4]	5,364	277	7,022	(356)
Total other (expense) income	(8,032)	11,389	(12,570)	31,043

Net (loss) income before provision for income taxes	(88,031)	8,175	102,427	205,267

Provision for income taxes	27,017	(1,819)	(19,167)	(41,317)
Net (loss) income	$(61,014)	$6,356	$83,260	$163,950

Dividends on convertible preferred stock[5]	(9,657)	(6,913)	(23,289)	(20,588)
Income allocated to participating preferred stock[5]	—		(5,272)	(12,357)
Net income (loss) attributable to common stockholders	$(70,671)	$(557)	$54,699	$131,005

Other comprehensive income:
Foreign currency translation gain (loss), net of income tax	330	2,025	5,758	363
Comprehensive (loss) income	$(70,341)	$1,468	$60,457	$131,368

(Loss) earnings per share
Basic	$(0.27)	$—	$0.22	$0.56
Diluted	$(0.27)	$—	$0.22	$0.55

*Please refer to Note 3 in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, for Earnings per Share reconciliations.

[1] Includes $257.0 million and $691.3 million for the three and nine months ended September 30, 2025, respectively, and $124.7 million and $547.8 million for the three and nine months ended September 30, 2024, respectively, from a related party.
[2] Includes $0.8 million from a related party for the three and nine months ended September 30, 2025, and no amounts from a related party for the three and nine months ended September 30, 2024.
[3] Includes $2.4 million and $3.2 million for the three and nine months ended September 30, 2025 respectively, and $0.5 million and $1.6 million for the three and nine months ended September 30, 2024.
[4] Includes $6.6 million received from a related party for the three and nine months ended September 30, 2025 and no amounts from a related party for the three and nine months ended September 30, 2024.

[5] Amounts in this line item are associated with a related party for all periods presented.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of GAAP net income to non-GAAP adjusted EBITDA and Adjusted EBITDA Margin

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income (GAAP measure)	$(61,014)	$6,356	$83,260	$163,950
Add back/(Deduct):
Net interest (expense) income	13,396	(11,112)	19,592	(31,399)
Provision for income taxes	(27,017)	1,819	19,167	41,317
Depreciation and amortization expense	8,786	2,241	20,516	4,888
Non-GAAP EBITDA	(65,849)	(696)	142,535	178,756
Stock-based compensation[1]	7,384	5,377	18,847	13,685
Foreign exchange	1,258	(277)	(462)	356
Reorganization Costs[2]	—	—	482	—
Acquisition and Integration Costs[3]	15,322	—	54,289	—
Penalties[4]	—	—	710	—
Inventory step-up adjustment[5]	756	—	22,448	—
Distributor Termination[6]	246,707	—	246,707	—
Non-GAAP Adjusted EBITDA	$205,578	$4,404	$485,556	$192,797

Non-GAAP Adjusted EBITDA Margin	28.4%	1.7%	27.1%	18.8%

Reconciliation of GAAP diluted Earnings per share to non-GAAP Adjusted diluted Earnings per share

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Diluted earnings per share (GAAP measure)	$(0.27)	$(0.00)	$0.22	$0.55
Add back/(Deduct)[7]:
Acquisition and Integration Costs[3]	0.04	—	0.15	—
Distributor Termination[6]	0.65	—	0.67	—
Inventory step-up adjustment[5]	—	—	0.06	—
Non-GAAP adjusted diluted earnings per share	$0.42	$—	$1.10	$0.55
11
b12
111Selling, general and administrative expenses related to employee non-cash stock-based compensation expense. Stock-based compensation expense consists of non-cash charges for the estimated fair value of unvested restricted share unit and stock option awards granted to employees and directors. The Company believes that the exclusion provides a more accurate comparison of operating results and is useful to investors to understand the impact that stock-based compensation expense has on its operating results.
2 Impairment charges for the Fast brand in the EMEA region.
312Fees and professional services related to acquisition activity.
4 Accrued expense in the quarter ended March 31, 2025, related to contractual co-packer obligations.
5 Non-cash inventory valuation step-up from the Alani Nu and Rockstar acquisition which was recognized as an adjustment to the cost of revenue in the quarter ended June 30, 2025, and September 30, 2025.
6 Distributor termination expense accrued in the quarter ended September 30, 2025.
7 Add backs and deductions are net of their respective impacts from tax and reallocation of earnings to participating securities. The total tax effect of the adjusted items for the quarter ended September 30, 2025 was $(0.69) per diluted share, which includes the tax effect of deductible acquisition costs, distributor termination, and inventory step-up adjustments. The total tax effect of the adjusted items for the nine months ended September 30, 2025 was $(0.88) per diluted share. There were no adjusted items for the nine months ended September 30, 2024. Tax effects are determined based on the tax treatment of the related item, the incremental statutory rate of the jurisdictions pertaining to the adjustment, and their effects on pre-tax income (loss).

Reconciliation of GAAP SG&A as a % of Revenue to non-GAAP Adjusted SG&A as a % of Revenue

	Three months ended September 30,	Nine months ended September 30,
	2025	2025

Selling, general and administrative expenses	$205,571	$563,799
Percentage of Revenue	28.4%	31.4%
(Deduct):
Acquisition and Integration Costs[3]	(15,322)	(54,289)
Non-GAAP Adjusted SG&A	$190,249	$509,510
Percentage of Revenue	26.2%	28.4%

3Fees and professional services related to acquisition activity

USE OF NON-GAAP MEASURES

Celsius defines Adjusted EBITDA as net income before net interest (expense) income, income tax expense (benefit), and depreciation and amortization expense, further adjusted by excluding stock-based compensation expense, foreign exchange gains or losses, distributor termination fees, legal settlement costs, reorganization costs, acquisition costs, penalties, and inventory step-up adjustment. Adjusted EBITDA Margin is the ratio between the company’s Adjusted EBITDA and net revenue, expressed as a percentage. Adjusted diluted earnings per share is GAAP diluted earnings per share net of add backs and deductions for distributor termination, legal settlement costs, reorganization costs, acquisitions and integration costs, penalties, and inventory step-up adjustment. Adjusted SG&A is GAAP SG&A adjusted for acquisition costs. SG&A as a % of revenue is the ratio between Adjusted SG&A and net revenue. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are non-GAAP financial measures.

Celsius uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue for operational and financial decision-making and believes these measures are useful in evaluating its performance because they eliminate certain items that management does not consider indicators of Celsius’ operating performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue may also be used by many of Celsius’ investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. Celsius believes that the presentation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue, provides useful information to investors by allowing an understanding of measures that it uses internally for operational decision-making, budgeting and assessing operating performance.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share, Adjusted SG&A, and Adjusted SG&A as a percentage of revenue are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of Celsius’ results as reported under GAAP. Celsius strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted diluted earnings per share. Adjusted SG&A, and Adjusted SG&A as percentage of revenue as defined by Celsius, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare Celsius’ use of these non-GAAP financial measures with those used by other companies.